EXHIBIT 10.5
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT, effective as of the last date signed by the parties hereto (the “Effective Date”), supersedes and replaces the Employment Agreement dated September 18, 2006 by and between Neurocrine Biosciences, Inc., 12790 El Camino Real, San Diego, California 92130 (hereinafter the “Company”), and Timothy P. Coughlin (hereinafter “Executive”) (the “Original Employment Agreement”). Once this Agreement is effective, the Original Employment Agreement shall have no further force or effect.
R E C I T A L S
     WHEREAS, the Company and Executive wish to set forth in this Agreement the terms and conditions under which Executive is to be employed by the Company on and after the Effective Date hereof;
     NOW, THEREFORE, the Company and Executive, in consideration of the mutual promises set forth herein, agree as follows:
ARTICLE 1
NATURE OF EMPLOYMENT
     1.1 Commencement Date. Executive’s full-time employment with the Company under this Agreement shall be deemed to have commenced as of August 1, 2007 (“Commencement Date”) and this Agreement shall continue from the Effective Date until it is terminated by either the Company or Executive pursuant to the terms set forth in Article 6.
     1.2 At-Will Employment. Executive shall be employed at-will by the Company and therefore either Executive or the Company may terminate the employment relationship and this Agreement at any time, with or without Cause (as defined herein) and with or without advance notice, subject to the provisions of Article 6.
ARTICLE 2
EMPLOYMENT DUTIES
     2.1 Title/Responsibilities. Executive hereby accepts employment with the Company pursuant to the terms and conditions hereof. Executive agrees to serve the Company in the position of Vice President and Chief Financial Officer. Executive shall have the powers and duties commensurate with such position, including but not limited to hiring personnel necessary to carry out the responsibilities for such position as set forth in the annual business plan approved by the Board of Directors.

     2.2 Full Time Attention. Executive shall devote his best efforts and his full business time and attention to the performance of the services customarily incident to such office and to such other services as the President and Chief Executive Officer or Board may reasonably request.
     2.3 Other Activities. Except upon the prior written consent of the President & Chief Executive Officer, Executive shall not during the period of employment engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be competitive with, or that might place him in a competing position to that of the Company or any other corporation or entity that directly or indirectly controls, is controlled by, or is under common control with the Company (an “Affiliated Company”), provided that Executive may own less than two percent (2%) of the outstanding securities of any such publicly traded competing corporation.
ARTICLE 3
COMPENSATION
     3.1 Base Salary. Executive shall receive a Base Salary at an annual rate of two hundred seventy-five thousand dollars ($275,000.00), payable semi-monthly in equal installments in accordance with the Company’s normal payroll practices. The Chief Executive Officer shall provide Executive with annual performance reviews, and, thereafter, Executive shall be entitled to such increase in Base Salary as the Chief Executive Officer and Board of Directors may from time to time establish in their sole discretion.
     3.2 Incentive Bonus. In addition to any other bonus Executive shall be awarded by the Company’s Board of Directors, Executive shall be eligible to receive an annual incentive bonus as determined by the Company’s Board of Directors and Chief Executive Officer based upon both the achievement of Executive in meeting annual personal goals established by the Chief Executive Officer / Board of Directors and the achievement by the Company of annual corporate goals established by the Board of Directors. Executive’s target annual incentive bonus will be as set forth in the Company’s annual bonus plan (the “Target Annual Bonus”). Executive’s annual personal goals and the Company’s annual corporate goals will be set forth in writing by the Chief Executive Officer and the Board of Directors within ninety (90) days after the start of the Company’s fiscal year. The Board of Directors and the Chief Executive Officer shall, in their sole discretion, determine whether Executive’s annual personal goals have been attained. The Board of Directors shall, in its sole discretion, determine whether the annual corporate goals have been attained. Any annual incentive bonus shall be considered earned only if Executive is employed by the Company both on the date that the determination is made as to whether annual personal goals have been met, and on the date that the determination is made as to whether annual corporate goals have been met. These determinations generally will be made within the first quarter following the end of the Company’s fiscal year. Except as provided in Article 6 herein, no pro-rata bonus will be considered earned if Executive leaves the Company for any reason prior to the foregoing determination dates. Any annual incentive bonus that is earned shall be paid no later than the fifteenth day of the third month following the end of the Company’s fiscal year for which such bonus was earned.

     3.3 Equity. Except as provided in Article 6 in the case of certain terminations of employment, this Agreement shall not affect any Stock Awards (as such term is defined below) previously granted by the Company to Executive. Subject to approval by the Company’s Board of Directors, Executive shall be eligible to receive additional Stock Awards on terms to be set forth by the Company at the time of any such grant. For purposes of this Agreement, “Stock Awards” shall mean any rights granted by the Company to Executive with respect to the common stock of the Company, including, without limitation, stock options, stock appreciation rights, restricted stock, stock bonuses and restricted stock units.
     3.4 Withholdings. All compensation and benefits payable to Executive under this Agreement shall be subject to all federal, state, local taxes and other withholdings and similar taxes and payments required by applicable law.
ARTICLE 4
EXPENSE ALLOWANCES AND FRINGE BENEFITS
     4.1 Vacation. Executive shall be entitled to participate in the Company’s vacation plan pursuant to the terms of that plan.
     4.2 Benefits. During Executive’s employment hereunder, the Company shall also provide Executive with the health insurance benefits it generally provides to its other senior management employees. As Executive becomes eligible in accordance with criteria to be adopted by the Company, the Company shall provide Executive with the right to participate in and to receive benefit from life, accident, disability, medical, and savings plans and similar benefits made available generally to employees of the Company as such plans and benefits may be adopted by the Company. With respect to long-term disability insurance coverage, the Executive will pay all premiums for such coverage with after-tax dollars, and the Company will reimburse the Executive for the premium costs so paid by the Executive and make an additional tax gross-up payment to Executive in an amount that shall fully fund the payment by Executive of any income and employment taxes on such reimbursement payment and tax gross-up payment. The amount and extent of benefits to which Executive is entitled shall be governed by the specific benefit plan as it may be amended from time to time.
     4.3 Business Expense Reimbursement. During the term of this Agreement, Executive shall be entitled to receive proper reimbursement for all reasonable out-of-pocket expenses incurred by him (in accordance with the policies and procedures established by the Company for its senior executive officers) in performing services hereunder. Executive agrees to furnish to the Company adequate records and other documentary evidence of such expense for which Executive seeks reimbursement. Such expenses shall be reimbursed and accounted for under the policies and procedures established by the Company, and such reimbursement shall be made promptly, but in no event later than December 31 of the calendar year following the year in which such expenses were incurred by Executive.

ARTICLE 5
CONFIDENTIALITY
     5.1 Proprietary Information. Executive represents and warrants that he has previously executed and delivered to the Company the Company’s standard Proprietary Information and Inventions Agreement.
     5.2 Return of Property. All documents, records, apparatus, equipment and other physical property which is furnished to or obtained by Executive in the course of his employment with the Company shall be and remain the sole property of the Company. Executive agrees that, upon the termination of his employment, he shall return all such property (whether or not it pertains to Proprietary Information as defined in the Proprietary Information and Inventions Agreement), and agrees not to make or retain copies, reproductions or summaries of any such property.
     5.3 No Use of Prior Confidential Information. Executive will not intentionally disclose to the Company or use on its behalf any confidential information belonging to any of his former employers or any other third party.
ARTICLE 6
TERMINATION
     6.1 General. As set forth in Section 1.2 herein, Executive shall be employed on an at-will basis by the Company. Notwithstanding the foregoing, Executive’s employment and this Agreement may be terminated in one of six ways as set forth in this Article 6: (a) Executive’s Death (Section 6.2); (b) Executive’s Disability (Section 6.3); (c) Termination by the Company for Cause (Section 6.4); (d) Termination by the Company without Cause (Section 6.5); (e) Termination by Executive due to a Constructive Termination (Section 6.6); or (f) Voluntary Resignation (Section 6.7).
     6.2 By Death. Executive’s employment and this Agreement shall terminate automatically upon the death of Executive. In such event:
          (a) Stock Awards. The vesting of all outstanding Stock Awards held by Executive shall be accelerated so that the amount of shares vested under such Stock Awards shall equal that number of shares that would have been vested if Executive had continued to render services to the Company for 15 continuous months after the date of Executive’s termination of employment. All Stock Awards held by Executive that are vested at the time of termination (including any accelerated Stock Awards) will be exercisable in accordance with their terms for a period of one year after the termination date.
          (b) Bonus. The Company shall pay to Executive’s beneficiaries or his estate, as the case may be, a lump sum amount equal to Executive’s Target Annual Bonus (as defined in Section 3.2) for the Company’s fiscal year in which Executive’s death occurs multiplied by a fraction, the numerator of which is the number of full months of employment by Executive in such fiscal year and the denominator of which is 12. Such amount shall be paid as soon as administratively practicable, but in no event later than March 15 following the year in which Executive’s death occurred.
          (c) Accrued Compensation. The Company shall pay to Executive’s beneficiaries or his estate, as the case may be, any accrued Base Salary, any vested deferred compensation (other than pension plan or profit-sharing plan benefits that will be paid in accordance with the applicable plan), any benefits under any plans of the Company (other than pension and profit-sharing plans) in which Executive is a participant to the full extent of Executive’s rights under such plans, any accrued vacation pay and any appropriate business expenses incurred by Executive in connection with his duties hereunder, all to the date of termination (collectively “Accrued Compensation”).
          (d) No Severance Compensation. The compensation and benefits set forth in Sections 6.2(a) through (c) herein shall be the only compensation and benefits provided by the Company in the event of Executive’s death and no other severance compensation or benefits shall be provided.
     6.3 By Disability. If Executive is prevented from performing his duties hereunder by reason of any physical or mental incapacity that results in Executive’s satisfaction of all requirements necessary to receive benefits under the Company’s long-term disability plan due to a total disability, then, to the extent permitted by law, the Company may terminate the employment of Executive and this Agreement at or after such time. In such event, and if Executive signs the General Release set forth as Exhibit A or such other form of release as the Company may require (the “Release”) on or within the time period set forth therein, but in no event later than forty-five (45) days after the termination date and allows such Release to become effective, then:
          (a) Accrued Compensation. The Company shall pay to Executive all Accrued Compensation (as defined in Section 6.2(c) herein).
          (b) Base Salary Continuation. The Company shall continue to pay Executive’s Base Salary, less required withholdings, for a period of 15 months (the “Disability Base Salary Payments”); provided that the Disability Base Salary Payments shall be reduced by any insurance or other payments to Executive under policies and plans sponsored by the Company, even if premiums are paid by Executive. Subject to the provisions of Section 6.11, the Disability Base Salary Payments shall be paid in accordance with the Company’s standard payroll practices commencing with the first payroll period following the effectiveness of the Release.
          (c) Bonus. The Company shall pay a lump sum amount equal to Executive’s Target Annual Bonus (as defined in Section 3.2) for the Company’s then-current fiscal year multiplied by a fraction, the numerator of which is the number of full months of employment by Executive in the current fiscal year and the denominator of which is 12. Such payment shall be made within ten (10) days following the Effective Date of the Release.

          (d) Stock Awards. The vesting of all outstanding Stock Awards held by Executive shall be accelerated so that the amount of shares vested under such Stock Awards shall equal that number of shares which would have been vested if Executive had continued to render services to the Company for 15 continuous months after the date of Executive’s termination of employment.
          (e) Health Insurance Benefits. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, Executive will be eligible to continue Executive’s group health insurance benefits at Executive’s own expense. If Executive timely elects continued coverage under COBRA, the Company shall pay Executive’s COBRA premiums, and any applicable Company COBRA premiums, necessary to continue Executive’s then-current coverage for a period of 15 months after the date of Executive’s termination of employment; provided, however, that any such payments will cease if Executive voluntarily enrolls in a health insurance plan offered by another employer or entity during the period in which the Company is paying such premiums. Executive agrees to immediately notify the Company in writing of any such enrollment.
          (f) Disability Plans. Nothing in this Section 6.3 shall affect Executive’s rights under any disability plan in which Executive is a participant.
     6.4 Termination by the Company for Cause.
          (a) No Liability. The Company may terminate Executive’s employment and this Agreement for Cause (as defined below) without liability at any time. In such event, the Company shall pay Executive all Accrued Compensation (as defined in Section 6.2(c) herein), but no other compensation or reimbursement of any kind, including without limitation, any severance compensation or benefits shall be paid, and thereafter the Company’s obligations hereunder shall terminate.
          (b) Definition of “Cause.” For purposes of this Agreement, “Cause” shall mean one or more of the following:
               (i) Executive’s intentional commission of an act, or intentional failure to act, that materially injures the business of the Company; provided, however, that in no event shall any business judgment made in good faith by Executive and within Executive’s defined scope of authority constitute a basis for termination for Cause under this Agreement;
               (ii) Executive’s intentional refusal or intentional failure to act in accordance with any lawful and proper direction or order of the Board of Directors, the Chief Executive Officer, or the individual to whom Executive reports.
               (iii) Executive’s material breach of Executive’s fiduciary, statutory, contractual, or common law duties to the Company (including any material breach of this Agreement, the Proprietary Information and Inventions Agreement, or the Company’s written policies);

               (iv) Executive’s indictment for or conviction of any felony or any crime involving dishonesty; or
               (v) Executive’s participation in any fraud or other act of willful misconduct against the Company;
provided, however, that in the event that any of the foregoing events is reasonably capable of being cured, the Company shall provide written notice to Executive describing the nature of such event and Executive shall thereafter have ten (10) business days to cure such event.
     6.5 Termination by the Company without Cause.
          (a) The Company’s Right. The Company may terminate Executive’s employment and this Agreement without Cause (as defined in Section 6.4(b) herein) at any time by giving thirty (30) days advance written notice to Executive.
          (b) Severance Benefits. If the Company terminates Executive’s employment without Cause, and if Executive signs the Release on or within the time period set forth therein (but in no event later than forty-five (45) days after the termination date) and allows such Release to become effective, then:
               (i) Accrued Compensation. The Company shall pay to Executive all Accrued Compensation (as defined in Section 6.2(c) herein).
               (ii) Cash Compensation Amount Payments. The Company shall pay Executive an amount calculated as follows: [Executive’s annual Base Salary + Executive’s Target Annual Bonus (as defined in Section 3.2 herein)] multiplied by 1.25 (the “Cash Compensation Amount”). Subject to the provisions of Section 6.11, the Cash Compensation Amount will be paid in equal installments on the Company’s standard payroll dates over a period of 15 months commencing with the first payroll period following the effectiveness of the Release.
               (iii) Stock Awards. The vesting of all outstanding Stock Awards held by Executive shall be accelerated so that the amount of shares vested under such Stock Awards shall equal that number of shares which would have been vested if Executive had continued to render services to the Company for 15 continuous months after the date of Executive’s termination of employment.
               (iv) Health Insurance Benefits. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, Executive will be eligible to continue Executive’s group health insurance benefits at Executive’s own expense. If Executive timely elects continued coverage under COBRA, the Company shall pay Executive’s COBRA premiums, and any applicable Company COBRA premiums, necessary to continue Executive’s then-current coverage for a period of 15 months after the date of Executive’s termination of employment; provided, however, that any such payments will cease if Executive voluntarily enrolls in a health insurance plan offered by another employer or entity during the period in which the Company is paying such premiums. Executive agrees to immediately notify the Company in writing of any such enrollment.
      6.6 Termination by Executive due to a Constructive Termination.
          (a) Executive’s Right. Executive may resign his employment and terminate this Agreement at any time as a result of a Constructive Termination (as defined in Section 6.6(c) herein).
          (b) Severance Benefits. If Executive resigns his employment and terminates this Agreement as a result of a Constructive Termination, and if Executive signs the Release on or within the time period set forth therein (but in no event later than forty-five (45) days after the termination date) and allows such Release to become effective, then Executive shall receive all of the severance benefits set forth in Section 6.5(b) herein.
          (c) Definition of “Constructive Termination.” For purposes of this Agreement, “Constructive Termination” shall mean a resignation of employment and termination of this Agreement by Executive for one or more of the following reasons:
               (i) Assignment to, or withdrawal from, Executive of any duties or responsibilities that results in a material diminution in such Executive’s authority, duties or responsibilities as in effect immediately prior to such change;
               (ii) A material diminution in the authority, duties or responsibilities of the supervisor to whom Executive is required to report,
               (iii) A material reduction by the Company of Executive’s annual Base Salary;
               (iv) A relocation of Executive or the Company’s principal executive offices if Executive’s principal office is at such offices, to a location more than forty (40) miles from the location at which Executive is then performing his duties, except for an opportunity to relocate which is accepted by Executive in writing; or
               (v) A material breach by the Company of any provision of this Agreement or any other enforceable written agreement between Executive and the Company; provided; however, that Executive must first provide the Company with written notice specifying the condition giving rise to a Constructive Termination within ninety (90) days following the initial existence of such condition; and Executive’s notice must specify that Executive intends to terminate his employment no earlier than thirty (30) days after providing such notice, and the Company must be given an opportunity to cure such condition within thirty (30) days following its receipt of such notice and avoid paying benefits.
     6.7 Voluntary Resignation. Executive may resign his or her employment and terminate this Agreement at any time for any reason other than due to a Constructive Termination (as defined in Section 6.6(c) herein). In such event, the Company shall pay Executive all Accrued Compensation (as defined in Section 6.2(c) herein), but no other compensation or reimbursement of any kind, including without limitation, any severance compensation or benefits shall be paid, and thereafter the Company’s obligations hereunder shall terminate.
     6.8 Change In Control.
          (a) Severance Benefits. If (i) within six months after the consummation of a Change in Control (as defined in Section 6.8(b) herein), (1) the Company terminates Executive’s employment and this Agreement without Cause pursuant to Section 6.5 herein or (2) Executive resigns his employment and terminates this Agreement as a result of a Constructive Termination pursuant to Section 6.6 herein, and (ii) in either event (1) or (2), Executive signs the Release on or within the time period set forth therein, but in no event later than forty-five (45) days after the termination date and allows such Release to become effective, then Executive shall receive the following severance benefits in lieu of any severance benefits set forth in Section 6.5(b) or Section 6.6(b) herein:
               (i) Accrued Compensation. The Company shall pay to Executive all Accrued Compensation (as defined in Section 6.2(c) herein).
               (ii) CIC Cash Compensation Amount Payment. The Company shall pay Executive an amount calculated as follows: [Executive’s annual Base Salary + Executive’s Target Annual Bonus (as defined in Section 3.2 herein)] multiplied by 2.0 (collectively, the “CIC Cash Compensation Amount”). The CIC Cash Compensation Amount will be paid in one lump sum within ten (10) days following the Effective Date of the Release.
               (iii) Cash Payment for Stock Awards. Within ten (10) days following the Effective Date of the Release, the Company shall pay Executive a cash amount equal to the value, as of the date of the consummation of the Change in Control, of (1) all Stock Awards that are unvested at the time of termination of employment, and (2) all Stock Awards that are vested at the time of termination of employment and for which the shares subject to such Stock Awards have not yet been issued, including, without limitation, any unexercised stock options, unexercised stock appreciation rights, and unissued shares subject to a restricted stock unit award, provided, in either case, that such Stock Awards were held by Executive as of the date of consummation of the Change in Control, and all rights of Executive in such Stock Awards and any unvested shares of stock that previously may have been issued thereunder shall be extinguished as a result of such payment, with the result that such Stock Awards shall automatically terminate unexercised and unvested shares of stock previously issued shall automatically be reacquired by the Company or its successor. For purposes of the foregoing cash payment, (1) stock options and stock appreciation rights shall be valued on the basis of the difference between the value of the subject stock for purposes of the transaction constituting the Change of Control and the exercise or base price of the award, and (2) restricted stock, restricted stock units or other full value awards and shares of stock acquired under Stock Awards shall be valued on the basis of the value of the subject stock for purposes of the transaction constituting the Change in Control.

               (iv) Health Insurance Benefits. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, Executive will be eligible to continue Executive’s group health insurance benefits at Executive’s own expense. If Executive timely elects continued coverage under COBRA, the Company shall pay Executive’s COBRA premiums, and any applicable Company COBRA premiums, necessary to continue Executive’s then-current coverage for a period of 24 months after the date of Executive’s termination of employment; provided, however, that any such payments will cease if Executive voluntarily enrolls in a health insurance plan offered by another employer or entity during the period in which the Company is paying such premiums. Executive agrees to immediately notify the Company in writing of any such enrollment.
          (b) Definition of “Change in Control.” For purposes of this Agreement, a “Change in Control” shall have occurred if at any time during Executive’s employment hereunder, any of the following events shall occur:
               (i) The Company is merged, or consolidated. or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than 50% of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction are held in the aggregate by the holders of voting securities of the Company immediately prior to such transaction;
               (ii) The Company sells all or substantially all of its assets or any other corporation or other legal person and thereafter, less than 50% of the combined voting power of the then-outstanding voting securities of the acquiring or consolidated entity are held in the aggregate by the holders of voting securities of the Company immediately prior to such sale;
               (iii) There is a report filed after the date of this Agreement on Schedule 13 D or schedule 14 D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Securities Exchange Act of l934 (the “Exchange Act”) disclosing that any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term beneficial owner is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) representing 50% or more of the combined voting power of the then-outstanding voting securities of the Company;
               (iv) The Company shall file a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to item 1 of Form 8-X thereunder or Item 5(f) of Schedule 14 A thereunder (or any successor schedule, form or report or item therein) that the change in control of the Company has or may have occurred or will or may occur in the future pursuant to any then-existing contract or transaction; or
               (v) During any period of two (2) consecutive years, individuals who at the beginning of any such period constitute the directors of the Company cease for any reason to constitute at least a majority thereof unless the election to the nomination for election by the Company’s shareholders of each director of the Company first elected during such period was approved by a vote of at least two-thirds of the directors of the Company then still in office who were directors of the Company at the beginning of such period.
          (c) Parachute Payments.
               (i) If any payment or benefit (including payments or benefits pursuant to this Agreement) that Executive would receive in connection with a Change in Control or otherwise (a “Payment”) (1) would constitute a “parachute payment” within the meaning of Section 280G of the Code, and (2) but for this sentence, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amount of the Payment is paid to Executive, whether the total payments exceed 2.99 times Executive’s “base amount” within the meaning of Section 280G of the Code (the “Base Amount”) by 15% or less, in which case such Payment shall be reduced to an amount that results in no portion of the Payment being subject to the Excise Tax (the “Reduced Payment”).
               (ii) If a Reduced Payment is made, (x) the Payment shall be paid only to the extent permitted under the Reduced Payment alternative, and Executive shall have no rights to any additional payments and/or benefits constituting the Payment, and (y) reduction in payments and/or benefits shall occur in the following order unless Executive elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the date on which the event that triggers the Payment occurs): (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits paid to Executive. In the event that acceleration of compensation from Executive’s equity awards is to be reduced, such acceleration of vesting shall be canceled in the reverse order of the date of grant unless Executive elects in writing a different order for cancellation.
               (iii) If it is determined that the Payment exceeds 2.99 times Executive’s Base Amount by more than 15%, the Company shall pay the full amount of the Payment and Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) from the Company in an amount that after the payment of all taxes (including, without limitation, (1) any income or employment taxes, (2) any interest or penalties imposed with respect to such taxes, and (3) any additional Excise Tax on the Gross-Up Payment, Executive shall retain an amount equal to the full Excise Tax. The Gross-Up Payment shall be paid as soon as practicable following the date the Payment is made, but in no event later than the end of the Executive’s taxable year following the taxable year in which Executive has remitted (by withholding or otherwise) the Excise Tax.
               (iv) For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to have: (x) paid federal income taxes at the highest marginal rate of federal income and employment taxation for the calendar year in which the Gross-Up Payment is to be made, and (y) paid applicable state and local income taxes at the highest rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

               (v) Except as otherwise provided herein, Executive shall not be entitled to any additional payments or other indemnity arrangements in connection with the Payment or the Gross-Up Payment.
     6.9 Mitigation. Except as otherwise specifically provided herein, Executive shall not be required to mitigate the amount of any payment provided under this Agreement by seeking other employment or self-employment, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer or through self-employment or by retirement benefits after the date of Executive’s termination of employment from the Company, except as provided herein.
     6.10 Coordination. If upon termination of employment, Executive becomes entitled to rights under other plans, contracts or arrangements entered into by the Company, this Agreement shall be coordinated with such other arrangements so that Executive’s rights under this Agreement are not reduced, and that any payments under this Agreement offset the same types of payments otherwise provided under such other arrangements, but do not otherwise reduce any payments or benefits under such other arrangements to which Executive becomes entitled.
     6.11 Application of Section 409A. If Executive is a “specified employee” within the meaning of 409A(a)(2)(B)(i) of the Code, any installment payments of Disability Base Salary Payments pursuant to Section 6.3(b) or Cash Compensation Amounts pursuant to Section 6.5(b) or 6.6(b) that are triggered by a separation from service shall be accelerated to the minimum extent necessary so that (a) the lesser of (y) the total cash severance payment amount, or (z) six (6) months of such installment payments are paid no later than March 15 of the calendar year following such termination, and (b) all amounts paid pursuant to the foregoing clause (a) will constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations and thus will be payable pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations. It is intended that if Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code at the time of such separation from service the foregoing provision shall result in compliance with the requirements of Section 409A(a)(2)(B)(i) of the Code since payments to Executive will either be payable pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations or will not be paid until at least 6 months after separation from service.
ARTICLE 7
GENERAL PROVISIONS
     7.1 Governing Law. The validity, interpretation, construction and performance of this Agreement and the rights of the parties thereunder shall be interpreted and enforced under California law without reference to principles of conflicts of laws. The parties expressly agree that inasmuch as the Company’s headquarters and principal place of business are located in California, it is appropriate that California law govern this Agreement.

     7.2 Assignment; Successors Binding Agreement.
          (a) No Assignment. Executive may not assign, pledge or encumber his interest in this Agreement or any part thereof.
          (b) Assumption by Successor. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by operation of law or by agreement in form and substance reasonably satisfactory to Executive, to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
          (c) This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributee, devisees and legatees. If Executive should die while any amount is at such time payable to Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legates or other designee or, if there be no such designee, to his estate.
     7.3 Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
To the Company:
Neurocrine Biosciences, Inc.
12790 El Camino Real
San Diego, CA 92130
Attn.: President & Chief Executive Officer
To Executive:
Timothy P. Coughlin
     7.4 Modification; Waiver; Entire Agreement. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between Executive and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations, including, without limitation, the Original Employment Agreement which shall have no further force or effect. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and such officer as may be specifically designated by the Board of the Company. No waiver by either party hereto at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time.
     7.5 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
     7.6 Controlling Document. Except to the extent described in Section 6.l0, in case of conflict between any of the terms and condition of this Agreement and the document herein referred to, the terms and conditions of this Agreement shall control.
     7.7 Executive Acknowledgment. Executive acknowledges (a) that he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement, and has been advised to do so by the Company, and (b) that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.
     7.8 Dispute Resolution. To ensure the rapid and economical resolution of disputes that may arise in connection with Executive’s employment, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to the enforcement, breach, performance, execution, or interpretation of this Agreement, Executive’s employment, or the termination of that employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Diego, California conducted before a single arbitrator by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) or its successor, under the then applicable JAMS rules. By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or by administrative proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. The Company shall pay all of JAMS’ arbitration fees. Nothing in this letter agreement shall prevent either Executive or the Company from obtaining injunctive relief in court if necessary to prevent irreparable harm pending the conclusion of any arbitration. The parties agree that the arbitrator shall award reasonable attorneys fees, costs, and all other related expenses to the prevailing party in any action brought hereunder, and the arbitrator shall have discretion to determine the prevailing party in an arbitration where multiple claims may be at issue.
     7.9 Remedies.
          (a) Injunctive Relief. The parties agree that the services to be rendered by Executive hereunder are of a unique nature and that in the event of any breach or threatened breach of any of the covenants contained herein, the damage or imminent damage to the value and the goodwill of the Company’s business will be irreparable and extremely difficult to estimate, making any remedy at law or in damages inadequate. Accordingly, the parties agree that the Company shall be entitled to injunctive relief against Executive in the event of any breach or threatened breach of any such provisions by Executive, in addition to any other relief (including damage) available to the Company under this Agreement or under law.
          (b) Exclusive. Both parties agree that the remedy specified in Section 7.9(a) above is not exclusive of any other remedy for the breach by Executive of the terms hereof.
     7.10 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same Agreement.
Executed by the parties as follows:

EXECUTIVE		NEUROCRINE BIOSCIENCES, INC

By:	/s/ Timothy P. Coughlin	By:	/s/ Gary A. Lyons

Date:	August 1, 2007	Date:	August 1, 2007

EXHIBIT A
GENERAL RELEASE
Pursuant to the terms of the Employment Agreement between Neurocrine Biosciences, Inc. (the “Company”) and Timothy P. Coughlin (“Executive”) dated August 1, 2007 (the “Agreement”), the parties hereby enter into the following General Release (the “Release”):
     1. Accrued Salary and Vacation. Executive understands that, on the last date of Executive’s employment with the Company, the Company will pay Executive any accrued salary and accrued and unused vacation to which Executive is entitled by law, regardless of whether Executive signs this Release.
     2. General Release. Executive hereby generally and completely releases the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively the “Released Parties”) of and from any and all claims, liabilities and obligations, both known and unknown, arising out of or in any way related to events, acts, conduct, or omissions occurring at any time prior to or at the time that Executive signs this Release.\
     3. Scope of Release. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to Executive’s employment with the Company or the termination of that employment; (2) all claims related to Executive’s compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership or equity interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing (including claims based on or arising under the Agreement); (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act (as amended) (“ADEA”), the federal Family and Medical Leave Act, the California Labor Code (as amended), the California Family Rights Act, and the California Fair Employment and Housing Act (as amended).
     4. ADEA Waiver. Executive acknowledges that Executive is knowingly and voluntarily waiving and releasing any rights Executive may have under the ADEA, and that the consideration given for the waiver and release in the preceding paragraph is in addition to anything of value to which Executive is already entitled. Executive further acknowledges that Executive has been advised by this writing that: (1) Executive’s waiver and release do not apply to any rights or claims that may arise after the date Executive signs this Release; (2) Executive should consult with an attorney prior to signing this Release (although Executive may choose voluntarily not to do so); (3) Executive has twenty-one (21) days to consider this Release (although Executive may choose voluntarily to sign it earlier); (4) Executive has seven (7) days following the date Executive signs this Release to revoke it by providing written notice of revocation to the Company’s Chief Executive Officer; and (5) this Release will not be effective until the date upon which the revocation period has expired, which will be the eighth calendar day after the date Executive signs it provided that Executive does not revoke it (the “Effective Date”).
     5. Section 1542 Waiver. EXECUTIVE UNDERSTANDS THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. Executive acknowledges that Executive has read and understands Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” Executive hereby expressly waives and relinquishes all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to Executive’s respective release of claims herein, including but not limited to Executive’s release of unknown and unsuspected claims.
     6. Excluded Claims. Executive understands that notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification Executive may have pursuant to any written indemnification agreement to which he is a party, the charter, bylaws, or operating agreements of any of the Released Parties, or under applicable law; or (ii) any rights which are not waivable as a matter of law. In addition, Executive understands that nothing in this release prevents Executive from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing, except that Executive acknowledges and agrees that Executive shall not recover any monetary benefits in connection with any such claim, charge or proceeding with regard to any claim released herein. Executive hereby represents and warrants that, other than the Excluded Claims, Executive is not aware of any claims he has or might have against any of the Released Parties that are not included in the Released Claims.
     7. Executive Representations. Executive hereby represents that Executive has been paid all compensation owed and for all hours worked; Executive has received all the leave and leave benefits and protections for which Executive is eligible, pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise; and Executive has not suffered any on-the-job injury for which Executive has not already filed a workers’ compensation claim.
     8. Nondisparagement. Executive agrees not to disparage the Company, its parent, or its or their officers, directors, employees, shareholders, affiliates and agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation (although Executive may respond accurately and fully to any question, inquiry or request for information as required by legal process).
     9. Cooperation. Executive agrees not to voluntarily (except in response to legal compulsion) assist any third party in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the other party, or against the

Company’s parent or subsidiary entities, affiliates, officers, directors, employees or agents. Executive further agrees to reasonably cooperate with the other party, by voluntarily (without legal compulsion) providing accurate and complete information, in connection with such other party’s actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters, arising from events, acts, or failures to act that occurred during the period of Executive’s employment by the Company.
     10. No Admission of Liability. The parties agree that this Release, and performance of the acts required by it, does not constitute an admission of liability, culpability, negligence or wrongdoing on the part of anyone, and will not be construed for any purpose as an admission of liability, culpability, negligence or wrongdoing by any party and/or by any party’s current, former or future parents, subsidiaries, related entities, predecessors, successors, officers, directors, shareholders, agents, employees and assigns. The parties specifically acknowledge and agree that this Release is a compromise of disputed claims and that the Company denies any liability for any matter released herein.

Neurocrine Biosciences, Inc.:	Executive:

By:	By:

Date:	Date: